Exhibit 99.1

TXI Announces CaliforniaCement Plant Expansion

          DALLAS, April 21 /PRNewswire-FirstCall/ -- Texas Industries, Inc.

(NYSE: TXI) today announced that its Board of Directors has approved the expansion and modernization of the Company’s portland cement plant in California.

          “The project will enhance TXI’s competitive position in the nation’s largest cement market,” stated Mel Brekhus, Chief Executive Officer.  “The facility’s capacity will be increased by 75% and existing, older equipment will be replaced with state-of-the-art, highly efficient production.”

          The current Oro Grande, California plant equipment was installed approximately fifty years ago as a part of Riverside Cement Company.  TXI acquired the facility in 1997 with the intention of expanding and upgrading the site.  Today’s announcement commences a two-year, $350 million project to construct approximately 2.3 million tons of new annual cement capacity.  After the new plant is commissioned, 1.3 million tons of current production will be retired.

          “Once the project is completed, all of TXI’s portland cement plants will be low-cost cement suppliers to the markets we serve,” continued Brekhus.  “The California expansion will also increase TXI’s total cement capacity to approximately six million tons, or by about 20%, making TXI the fifth largest producer of cement in the nation.”

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, construction cost and schedule overruns, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations and other risks more fully described in the Company’s Annual Report on SEC Form 10-K.

          TXI is a leading supplier of building materials, primarily cement and structural steel.  TXI is the largest supplier of cement in Texas and a major cement supplier in California.  Structural steel products are distributed throughout North America.  On December 15, 2004, TXI’s Board of Directors approved a plan to spin off the steel business by means of a tax-free stock dividend to TXI shareholders.  The transaction is expected to be completed in the summer of 2005.

SOURCE  Texas Industries, Inc.
          -0-                                        04/21/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /FCMN Contact: lenglish@txi.com /
          /Web site:  http://www.txi.com /